Exhibit 99.1

Itron Reports Q4 2003 and Full Year 2003 Results

    SPOKANE, Wash.--(BUSINESS WIRE)--Feb. 5, 2004--Itron, Inc. (Nasdaq:ITRI), today reported its financial results for the quarter and full year ended December 31, 2003.
    Fourth quarter revenues were $80 million, 3% higher than fourth quarter 2002 revenues. Full year 2003 revenues were $317 million, up 11% over 2002.

    -- AMR unit shipments increased 10% to 4.1 million in 2003. Gas unit shipments increased 26% and water unit shipments increased 44%, offset by a 12% decrease in electric unit shipments. Several large electric customers delayed AMR orders in 2003 as a result of ice storms, the electrical power blackout in the eastern U.S., a hurricane and other utility-specific delays in capital spending.

    -- Most of the fourth quarter revenue growth and approximately half of the year-over-year revenue growth came from acquisitions.

    -- Remaining 2003 revenue growth was driven by higher automatic meter reading (AMR) hardware revenues offset by lower revenues for installations related to meter reading systems.

    On a GAAP basis, the company reported a loss of $1.6 million, or 8 cents per share for the fourth quarter, compared with a loss of $640,000, or 3 cents per share in the fourth quarter of 2002. Full year GAAP net income was $10.5 million, or 48 cents per diluted share in 2003, compared with $8.7 million, or 41 cents per diluted share in 2002.
    Fourth quarter and full year 2003 earnings were impacted by a number of unusual items that netted to approximately $9.5 million in pre-tax expenses, or approximately 26 cents per share pro forma after-tax. The fourth quarter items include the following:

    -- $8.6 million in increases to previous warranty estimates for higher than expected electric meter module product failures resulting from a defective component provided by a supplier.

    -- $2.2 million of costs in excess of revenues on an AMR installation contract with one large utility, resulting from considerably lower than expected productivity of third-party contractors.

    -- $2.4 million associated with the impairments of minority investments in two companies.

    -- The above charges were partially offset by a reversal of approximately $3.7 million in previously accrued management bonus and employee profit sharing for 2003.

    The net impact of these items exceeds the Company's previous guidance issued in January of $5.5 million pre-tax, primarily due to increases in estimated field labor charges to replace the failed electric meter modules.
    Pro forma net income for the fourth quarter of 2003 was $138,000, or 1 cent per diluted share, compared with $6.5 million, or 30 cents per diluted share, in the fourth quarter of 2002. Full year 2003 pro forma net income was $18.9 million, compared with $24.0 million in 2002. Pro forma diluted earnings per share for the full year were 87 cents in 2003 compared with $1.12 in 2002. A schedule reconciling GAAP basis income to pro forma income is attached to this release.
    "While we managed to produce double digit revenue growth in a difficult economic year for utilities, we are far from satisfied with our results," commented LeRoy Nosbaum, Itron's chairman and CEO. "The emergence of a major problem with a product component supplier late in the year caused us to fall significantly short of our earnings expectations. While very disappointing, the problem encountered is highly unusual."
    Gross margin was 34.8% for the fourth quarter of 2003, while full year gross margin for 2003 was 45.3%. In comparison, gross margin was 47.6% in the fourth quarter of 2002, and 46.4% for the full year 2002. Gross margin benefited in 2003 from higher manufacturing volumes, lower component prices and changes in product mix. However, those benefits were offset by the higher warranty estimates and installation costs mentioned earlier in the release. The higher warranty and installation costs, net of the $1.0 million in bonus reversal related to cost of sales, had the effect of decreasing gross margin by 12.3% and 3.1% for the fourth quarter and full year 2003.
    Sales and marketing, product development and general and administrative expenses were $25.2 million in the fourth quarter of 2003 compared with $26.5 million in 2002. Included in the fourth quarter 2003 amount is $2.7 million of the $3.7 million bonus and profit sharing reversal. For the full year in 2003 these expenses were $108.6 million compared with $94.0 million in 2002, with the higher spending in 2003 resulting primarily from acquisitions.
    Operating cash flow was a negative $6.0 million for the quarter compared with a positive cash generation of $16.4 million in the fourth quarter of 2002. Operating cash flow in the fourth quarter of 2003 was negatively impacted by a $7.9 million payment to settle a patent infringement suit the majority of which had been accrued in 2002. Full year operating cash flow was $10.3 million compared to $49.2 million in 2002. In addition to the patent litigation payment, full year 2003 operating cash flow was reduced by a $4 million payment to a customer in connection with an amendment to a long-term warranty and maintenance agreement. Also driving lower operating cash flow in 2003 were payments of bonus and profit sharing accrued in 2002 and a large increase in accounts receivable at the end of 2003 as almost half of fourth quarter 2003 sales occurred in December.
    New order bookings were $45 million for the quarter and $214 million for the full year 2003, compared with $61 million and $231 million for the fourth quarter and full year 2002. Total backlog at December 31, 2003 was $145 million, compared with $197 million at the end of last year. Twelve-month backlog at December 31, 2003 was $62 million, down from $100 million at the end of last year, but down only $7 million from the end of the prior quarter.
    Backlog at the end of 2003 is lower primarily as a result of fewer bookings in 2003 in our electric market due to large order push outs from several utilities. In early January 2004, we received a large order from one electric utility worth approximately $21 million. New order bookings in our gas market were relatively flat in 2003. Water and public power market new order bookings increased 18%, and international market new order bookings were up almost 60%. Sales through meter manufacturers and business associates, which often book and ship within a quarter and are generally not included in quarter-end backlog, grew 45% in 2003 and were approximately 19% of 2003 revenues, compared with 15% of revenues in 2002.

    SEM Acquisition Update:

    In July 2003, we announced an agreement to acquire Schlumberger Electricity Metering, Inc. ("SEM") for a purchase price of $255 million. Both Itron and Schlumberger have certified to the FTC that we are in substantial compliance with the FTC's second request for information in connection with our filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR"). We anticipate a transaction close around the end of the first quarter of 2004.

    Business Outlook:

    The following statements are based on management's current expectations. These statements are forward-looking and are made as of the date of this press release. Actual results may differ materially due to a number of risks and uncertainties. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    For 2004, excluding the acquisition of SEM, the Company's outlook is for revenue growth of 8% to 10% and pro forma EPS in the range of $1.25 to $1.30. The SEM acquisition is expected to be accretive to 2004 revenues and earnings.
    "The first quarter of 2004 will be challenging as the electric utility order delays from Q4 03 will affect us in Q1 04 as well," said Nosbaum. "We have recently taken some actions to eliminate unprofitable activities and reduce manpower in some areas. We expect order activity to begin to rebound in the second quarter."

    Use of Pro Forma Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, we use pro forma measures of operating results, net income and earnings per share. Pro forma results are adjusted from GAAP-based results to exclude certain costs, expenses and expense reversals that we believe are not indicative of our core operating results. Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe the pro forma results provide useful information to investors in terms of enhancing their overall understanding of our current financial performance as well as our future prospects. We have historically provided pro forma results and believe the inclusion of them provides investors with consistency in our financial reporting. Pro forma results should be viewed in addition to, and not in lieu of, GAAP results.

    Earnings Conference Call:

    Itron will host a conference call to discuss the financial results for the quarter at 1:45 p.m. Pacific Time on February 5, 2004. The call will be webcast live in a listen only mode, and later archived. The call will be hosted by CCBN. The webcast will be accessible online at www.itron.com, "About Itron - Investor Events." Investors may also listen to the call through CCBN's investor centers at www.companyboardroom.com or www.streetevents.com. The live webcast will begin at 1:45 p.m. (PT) and webcast replays will begin shortly after the conclusion of the call and will be available for approximately two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 800-428-6051 (Domestic) or 973-709-2089 (International), and entering passcode #329306.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management.

    Forward Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, economic performance, sales, earnings growth and cost reduction programs. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include 1) FTC clearance and the timing of the SEM acquisition, including completion of, or satisfactory credit arrangements for, that acquisition, 2) the rate and timing of customer demand for the Company's products, 3) rescheduling of current customer orders, 4) changes in estimated liabilities for product warranties 5) changes in law and regulation (including FCC licensing actions), 6) and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2002 and 2003 Form 10-Qs on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    Statements of operations, reconciliation between reported and pro forma income and EPS, balance sheets and segment information follow.



                              ITRON, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands,
except per share data)         Three Months Ended  Twelve Months Ended
                                    December  31,       December 31,
Revenues                            2003     2002      2003      2002
                                  -------  -------  --------  --------
   Sales                         $69,253  $66,711  $273,783  $241,158
   Service                        10,724   10,560    43,182    43,684
                                  -------  -------  --------  --------
   Total revenues                 79,977   77,271   316,965   284,842
                                  -------  -------  --------  --------
Cost of revenues
   Sales                          38,640   33,707   135,940   122,189
   Service                        13,527    6,782    37,471    30,384
                                  -------  -------  --------  --------
   Total cost of revenues         52,167   40,489   173,411   152,573
                                  -------  -------  --------  --------
Gross profit                      27,810   36,782   143,554   132,269

Operating expenses
   Sales and marketing             8,976    8,592    36,673    30,603
   Product development            10,122    8,922    43,017    36,780
   General and administrative      6,058    8,956    28,944    26,653
   Amortization of intangibles     2,574      804     9,618     2,356
   Restructurings                      -    3,135     2,208     3,135
   In-process research and
    development                        -        -       900     7,200
   Litigation accrual                  -    7,400       500     7,400
                                  -------  -------  --------  --------
   Total operating expenses       27,730   37,809   121,860   114,127
                                  -------  -------  --------  --------
Operating income (loss)               80   (1,027)   21,694    18,142
Other income (expense)
   Equity in affiliates              (82)      29        80       126
   Interest income                  (106)     183       159     1,187
   Interest expense                 (421)     191    (2,638)   (2,061)
   Other income (expense), net    (1,818)     246    (1,396)    1,465
                                  -------  -------  --------  --------
   Total other income (expense)   (2,427)     649    (3,795)      717
                                  -------  -------  --------  --------

Income (loss) before income
 taxes                            (2,347)    (378)   17,899    18,859
Income tax benefit (provision)       708     (262)   (7,421)  (10,176)
                                  -------  -------  --------  --------
Net income (loss)                $(1,639) $  (640) $ 10,478  $  8,683
                                  -------  -------  --------  --------

Earnings per share
   Basic net income (loss) per
    share                        $ (0.08) $ (0.03) $   0.51  $   0.45
                                  -------  -------  --------  --------

   Diluted net income (loss) per
    share                        $ (0.08) $ (0.03) $   0.48  $   0.41
                                  -------  -------  --------  --------

Weighted average number of
 shares outstanding
   Basic                          20,556   20,177    20,413    19,262
   Diluted                        20,556   20,177    21,740    21,380



                              ITRON, INC.
       RECONCILIATION BETWEEN GAAP AND PRO FORMA INCOME AND EPS


(Unaudited, in thousands,
except per share data)         Three Months Ended  Twelve Months Ended
                                     December 31,         December 31,
PRO FORMA NET INCOME                2003     2002      2003      2002
                                  -------  -------  --------  --------
GAAP basis income (loss) before
 income taxes                    $(2,347) $  (378) $ 17,899  $ 18,859

Adjustments to net income (loss)
  Amortization of intangibles      2,574      804     9,618     2,356
  Restructurings                       -    3,135     2,208     3,135
  In-process research and
   development                         -        -       900     7,200
  Litigation accrual                   -    7,400       500     7,400
                                  -------  -------  --------  --------
     Total adjustments             2,574   11,339    13,226    20,091

Adjusted income before income
 taxes                               227   10,961    31,125    38,950
Income tax provision                 (89)  (4,461)  (12,213)  (14,957)
                                  -------  -------  --------  --------
Pro forma net income             $   138  $ 6,500  $ 18,912  $ 23,993
                                  -------  -------  --------  --------


PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of basic
 shares outstanding               20,556   20,177    20,413    19,262
                                                         .
Basic pro forma net income per
 share                           $  0.01  $  0.32  $   0.93  $   1.25
                                  -------  -------  --------  --------

Diluted
Weighted average number of basic
 shares outstanding               20,556   20,177    20,413    19,262
Employee stock option shares       1,304    1,560     1,327     1,690
Convertible debt shares                -        -         -     1,042
                                  -------  -------  --------  --------
Weighted average number of
 diluted shares outstanding       21,860   21,737    21,740    21,994

Pro forma net income             $   138  $ 6,500  $ 18,912  $ 23,993
Interest on convertible debt,
 net of taxes                          -        -         -       641
                                  -------  -------  --------  --------
Adjusted pro forma net income    $   138  $ 6,500  $ 18,912  $ 24,634
                                  -------  -------  --------  --------

Diluted pro forma net income per
 share                           $  0.01  $  0.30  $   0.87  $   1.12
                                  -------  -------  --------  --------


                              ITRON, INC.
                      CONSOLIDATED BALANCE SHEETS


(Unaudited, in thousands)                    December 31, December 31,
                                                 2003         2002
                                             -----------  ------------
                      ASSETS
Current assets
Cash and cash equivalents                   $     6,240  $     32,564
Accounts receivable, net                         70,782        57,571
Inventories                                      16,037        15,660
Deferred income taxes                            11,673         5,927
Other                                             4,557         2,770
                                             -----------  ------------
     Total current assets                       109,289       114,492

Property, plant and equipment, net               32,414        30,168
Equipment used in outsourcing, net               10,404        11,589
Intangible assets, net                           22,979        18,305
Goodwill                                         90,385        44,187
Deferred income taxes, net                       31,755        24,050
Other                                             6,263         4,455
                                             -----------  ------------
     Total assets                           $   303,489  $    247,246
                                             -----------  ------------

      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses       $    40,175  $     25,526
Wages and benefits payable                       10,711        18,259
Accrued litigation                                    -         7,400
Short-term borrowings                            10,000             -
Current portion of debt                          17,412           691
Unearned revenue                                 12,004        11,580
                                             -----------  ------------
     Total current liabilities                   90,302        63,456

Long-term debt                                   20,833             -
Project financing debt                            4,024         4,762
Warranty and other obligations                   11,086        17,427
                                             -----------  ------------
     Total liabilities                          126,245        85,645

Shareholders' equity
Common stock                                    200,567       195,546
Preferred stock                                       -             -
Accumulated other comprehensive loss               (136)         (280)
Accumulated deficit                             (23,187)      (33,665)
                                             -----------  ------------
     Total shareholders' equity                 177,244       161,601
                                             -----------  ------------
     Total liabilities and shareholders'
      equity                                $   303,489  $    247,246
                                             -----------  ------------


                              ITRON, INC.
                          SEGMENT INFORMATION


(Unaudited, in thousands)      Three Months Ended  Twelve Months Ended
                                    December 31,         December 31,
                                   2003      2002      2003      2002
                                --------  --------  --------  --------
Revenues
   Electric                    $ 35,615  $ 36,496  $150,557  $136,782
   Natural Gas                   14,061    12,433    56,036    50,353
   Water and Public Power        23,688    23,722    93,609    84,069
   International                  5,440     4,620    14,369    13,638
   End User Solutions             1,173         -     2,394         -
                                --------  --------  --------  --------
   Total revenues              $ 79,977  $ 77,271  $316,965  $284,842
                                --------  --------  --------  --------


Gross profit
   Electric                    $  6,535  $ 16,608  $ 61,755  $ 62,968
   Natural Gas                    8,855     7,165    34,029    28,818
   Water and Public Power         7,885    10,481    37,659    35,771
   International                  1,946     1,403     3,854     5,094
   End User Solutions               784         -     1,161         -
   Corporate                      1,805     1,125     5,096      (382)
                                --------  --------  --------  --------
   Total gross profit          $ 27,810  $ 36,782  $143,554  $132,269
                                --------  --------  --------  --------


Operating income (loss)
   Electric                    $  3,533  $ 14,247  $ 50,212  $ 54,698
   Natural Gas                    8,115     6,422    30,952    26,283
   Water and Public Power         6,375     9,075    31,816    31,228
   International                    266    (3,518)   (2,508)   (5,242)
   End User Solutions               216         -      (752)        -
   Corporate                    (18,425)  (27,253)  (88,026)  (88,825)
                                --------  --------  --------  --------
   Total operating income
    (loss)                     $     80  $ (1,027) $ 21,694  $ 18,142
                                --------  --------  --------  --------

    CONTACT: Itron, Inc.
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com